CHARYS HOLDING COMPANY, INC.
                            CODE OF BUSINESS CONDUCT

INTRODUCTION

This Code of Business Conduct ("Code") applies to Charys Holding Company, Inc. and all of its subsidiaries, together referred to below as the "Company."

We expect each employee to use sound judgment to help us maintain appropriate compliance procedures and to carry out our business in compliance with laws and high ethical standards. Each employee of the Company is expected to read this Code and demonstrate personal commitment to the standards set forth in this Code.

Our officers and other supervising employees are expected to be leaders in demonstrating this personal commitment to the standards outlined in this Code and recognizing indications of illegal or improper conduct.

All employees are expected to report appropriately any indications of illegal or improper conduct.

An employee who does not comply with the standards set forth in this Code may be subject to discipline in light of the nature of the violation, including termination of employment.

The Code of Business Conduct is not a detailed guide for all situations you may face. No code can cover every possible situation and no code is a substitute for good judgment and timely communication, given the specific factual situation. Nevertheless, it is a basic statement of what is expected of you and what you can expect from the Company. It is critical that you read and understand this document.

HOW  TO  REPORT  YOUR  CONCERNS

- WHERE TO DIRECT QUESTIONS. If you have questions about this Code or concerns about any of the matters listed here, please first consider speaking with your immediate manager or supervisor. If you do not wish to communicate with that person on the matter, or if you conclude that speaking with your immediate manager has not produced results, please feel free to contact any member of our management or director level personnel in the finance, legal, or human resources departments.

- RAISING ETHICAL CONCERNS IS PROTECTED. Each of our employees has a responsibility to report any concerns that others in the Company or our agents may have engaged in illegal or unethical conduct relating to our business. If an employee knows of illegal or unethical conduct and allows it to continue by not reporting it, this failure may lead to discipline. We do not discriminate against employees who honestly report their concerns to us. In addition, under federal law, the Company may not discharge or otherwise discriminate against an employee for any lawful act by the employee to provide information or assist in an investigation by us or by the government of violations of federal securities laws.

- EXCEPTION: DELIBERATELY FALSE CLAIMS ARE PROHIBITED. However, it is a violation of our standards for any employee to communicate any information which the employee knows to be false, including a knowingly false report of illegal or unethical conduct.

- WHERE TO REPORT YOUR CONCERNS. If you wish to report or discuss any problem concerning the Company or the matters outlined below, please promptly inform your supervising manager, or report the matter to our in-house General Counsel. If you wish to communicate any matter anonymously, you are free to do so. We will maintain the confidentiality of your communication to the extent possible given the Company's obligations to take appropriate action under applicable laws. Communications intended to be confidential should be mailed in writing without indicating your name or address to the Company at 1117 Perimeter Center West, Suite N-415, Atlanta, Georgia 30338. You should keep a copy of this communication yourself in the event you need to show that you took steps to correct a problem you observed. There is a form for the purpose of reporting any such concern attached to this Code.


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-     REPORTING  ACCOUNTING  RELATED CONCERNS.  In addition to the above, if you have concerns about the Code of Ethical Conduct for Financial Managers, accounting, internal accounting controls, or auditing matters relating to the Company, you should consult our policy on Reporting Suspected Financial Integrity Concerns described in this Code.

- SUGGESTIONS FOR EFFECTIVE COMMUNICATION. In making a report, including an anonymous report, you should provide as much information as possible in order to allow an investigator to evaluate the report. If specific documents or computer files will show the violation, these should be identified. If possible, you should provide a means by which you can be contacted in the event an investigator needs follow-up information or wishes to report back to you as to what he or she has learned.

OUR  COMMITMENT  TO  STOCKHOLDERS

We expect our employees to share a commitment to protect our assets and manage our business in the best interests of our stockholders.

- ACCURACY OF OUR RECORDS AND REPORTING. All financial and other business information pertaining to the Company must be accurately recorded, all financial records and transactions must adhere to our system of internal controls and accounting requirements, and no one shall enter any false or artificial information in our records or reporting systems. All Company information must be reported honestly and accurately, whether in internal personnel, safety, or other records or in information we release to the public or file with government agencies.

- DISCLOSURE CONTROLS AND PROCEDURES. We are required by SEC rules to maintain effective "disclosure controls and procedures" so that financial and non-financial information we are required to report in our SEC filings is timely and accurately reported both to our senior management and in the filings we make. All employees are expected, within the scope of their employment duties, to support the effectiveness of our disclosure controls and procedures.

- STOCK TRADING AND CONFIDENTIAL INFORMATION POLICY. The Company's stock trading policy prohibits any employee who is aware of material non-public information concerning the Company from buying or selling securities of the Company or engaging in any other action to take advantage of that information. This policy also applies to information relating to any other company, including our customers, partners or suppliers, obtained in the course of employment. Employees must not disclose or "tip" any of this material nonpublic information to family, friends, or others outside the Company. You should consult our Insider Trading Policy, which sets forth more fully your obligations in this regard.

- NO SELECTIVE DISCLOSURE. In addition, SEC rules also prohibit selective disclosure of material nonpublic information to those outside the Company in most circumstances. Therefore, all employees are expected to assist the Company in keeping all material nonpublic information about the Company strictly confidential unless and until the Company makes an authorized press release or other authorized public communication or filing,

- INFORMATION TO THE PUBLIC. Our policy is to provide timely public dissemination of material information about our business only through our employees authorized for this purpose. Employees are not under any circumstance to discuss the Company's financial, business, or other information with the press (except for those employees expressly authorized for this purpose) or on any Internet or other "discussion board," "chat room," or similar forum. Requests from the media, analysts, or stockholders about the Company must be forwarded to our Chief Financial Officer for review by our professional staff having responsibility for these matters. Please consult our policy statement on Disclosure of Company Information for additional information regarding your obligations in this regard.

- PROTECTION OF COMPANY ASSETS. Each employee is personally responsible to use the Company's assets only for our lawful, corporate purposes approved by management. All employees should help the Company protect its assets from misuse, theft, damage, or other loss. Improper or unauthorized personal use of Company assets is prohibited.

- INTELLECTUAL PROPERTY. Employees should help the Company maintain the value of its intellectual property


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by  using  care  to  keep  our  trade  secrets  and  other nonpublic information confidential, and limit access to nonpublic information to those authorized to use it in their duties for the Company. If customers or suppliers provide nonpublic information to us in their dealings with us, our employees are expected to protect that information in the same manner as the Company's property. Employees should also consult the Employee Confidentiality Agreement they entered into upon employment with the Company and must abide by its terms.

- COMMUNICATIONS. Employees are expected to use appropriate judgment and discretion in their email, memos, notes and other formal and informal communications relating to our business. Communications relating to our business must avoid inappropriate or derogatory comments about other individuals or companies, unprofessional language, and unauthorized financial, legal, or business statements.

- RETENTION OF RECORDS. Employees are expected to follow the records retention and destruction policies that we implement and communicate from time to time. It is the Company's policy not to destroy or alter our records or documents (whether in paper form, emails, or otherwise) in response to or in anticipation of any legal proceeding or government inquiry or investigation. Federal criminal liability may be imposed on any person who:

     o corruptly alters, destroys, mutilates, or conceals a record, document, or other object with the intent to impair its availability for use in an official proceeding, or;

     o knowingly alters, covers up, falsifies, or makes a false entry in any record, document, or tangible object with the intent to impede or obstruct the investigation or administration of any matter by a federal government agency or bankruptcy court.

OUR  COMMITMENT  TO  CUSTOMERS  AND  BUSINESS  PARTNERS

We are committed to excellence in service and performance for our customers, and building mutually advantageous alliances with our business partners.

- CUSTOMER RELATIONSHIPS. Our policy is to build lasting relationships with our customers through superior development and support, and honest sales and marketing. We will comply with applicable advertising laws and standards, including a commitment that our advertising and marketing will be truthful, non-deceptive, and fair, and will be backed up with evidence before advertising claims are made. Our policy also prohibits making false or deceptive statements about our competitors, and giving or accepting kickbacks, bribes, inappropriate gifts, and other matters prohibited under the conflict of interest topic in this Code.

- PROTECTING INFORMATION ABOUT OTHERS. We are committed to treating confidential information of our customers and business partners with at least the level of care we use to protect our own proprietary or confidential information. All employees are expected to use sound judgment in limiting access to confidential information about our customers and business partners to those individuals in the Company who need to know this information to carry out their jobs.

- COMMITMENT TO QUALITY. Our long-term reputation and business viability depend upon our continued maintenance of high quality in the products and services we provide. We are committed to deliver our products only in accordance with the documentation, safety, quality control, and other procedures we maintain from time to time.

- SPECIAL CONCERNS WITH GOVERNMENT CUSTOMERS. Special legal and contracting rules usually apply to our dealings with domestic and foreign government agencies. Many national, state, or other local governmental agencies impose bidding or procurement requirements, special billing and accounting rules, and restrictions on subcontractors or agents we may engage. Domestic or foreign laws or regulations may also impose strict limits on any kind of benefits or gifts offered to officials, including limitations on hiring former government officials or their family members. Our employees who deal with domestic or foreign government agencies are expected to know the laws applicable to these business activities, and to use sound judgment to avoid any violations of the letter or spirit of the laws prohibiting corrupt practices in connection with government contracting.

- SUPPLIERS. Our contracts with suppliers of products and services to us are to be based exclusively on the best interests of the Company and its business, reflect a fair price for the deliverables provided to us, and


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documented  in  accordance  with appropriate approval, contracting, and internal control  procedures.

- BUSINESS WITH THIRD PARTIES. We expect that our consultants, agents, distributors, subcontractors, and other business partners will adhere to lawful and ethical business practices. It is important to the Company's reputation that we avoid doing business with companies which violate applicable laws or have reputations which could harm our business. Our policy prohibits engaging agents or other third parties to do indirectly what we as a company should not do under our own policies outlined in this Code.

OUR  COMMITMENT  TO  EACH  OTHER

We  expect  each  employee  to  promote  a positive working environment for all.

- RESPECT FOR OUR EMPLOYEES. The Company's employment decisions will be based on reasons related to our business, such as job performance, individual skills and talents, and other business-related factors. Company policy requires adherence to all national, state, or other local employment laws. Company policy prohibits discrimination in any aspect of employment based on race, color, religion, sex, sexual preference, marital status, national origin, disability, or age, within the meaning of applicable laws.

- ABUSIVE OR HARASSING CONDUCT PROHIBITED. Company policy prohibits abusive or harassing conduct by our employees toward others, such as unwelcome sexual advances, comments based on ethnic, religious, or racial aspects, or other non-business, personal comments or conduct which makes others uncomfortable in their employment with us. We encourage employees to report harassment or other inappropriate conduct as soon as it occurs. Supervisors must report harassment that they observe or which comes to their attention.

- HEALTH AND SAFETY. We expect all employees to help us to maintain a healthy and safe working environment and to report promptly any unsafe or hazardous conditions or materials, injuries, and accidents connected with our business. Employees must not work under the influence of any substances that would impair the safety of themselves or others. All threats or acts of physical violence or intimidation are prohibited, regardless of whether the speaker intended them to be threatening.

COMPETITION

We  are committed to compete effectively, but lawfully, in our business markets.

- COMPLIANCE WITH ANTITRUST LAWS. The Company and its employees must comply with the antitrust and unfair competition laws of the countries in which the Company engages in business. These laws vary by country and can be complex. Employees having roles which may implicate antitrust laws are responsible for knowing the laws that apply to their business activities, and should speak to the Legal Department if any questions arise. Generally, these laws prohibit or regulate: attempts to monopolize or otherwise restrain trade, selling products below cost, price fixing or other agreements with competitors that would divide or allocate customers or otherwise harm customers, "tying" arrangements that require a customer who wishes to buy a given product to buy other products or services, artificially maintaining prices, and certain other overly restrictive agreements. Our employees must not exchange nonpublic sales information with competitors.

- FAIR METHODS OF COMPETITION. The Company is committed to competition on a lawful and ethical basis. Our employees must not use improper or illegal means of gaining competitive information that is confidential or proprietary information owned by others. Our employees must not use or disclose confidential or proprietary information which they may have from past employment with other employers.

CONFLICTS  OF  INTEREST

We expect all of our employees to avoid allowing their private interests to interfere, or appear to interfere, with the interests of the Company as a whole.

- GENERALLY. Employees are expected to make or participate in business decisions and actions in the course of their employment with us based on the best interests of the Company as a whole, and not based on personal


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relationships  or  benefits.  Although  some  general guidelines are provided in this Code, our employees are expected to apply sound judgment to avoid conflicts of interest that could negatively affect the Company or its business, whether or not we have specific rules for that particular situation. Employees are expected to disclose to us any situations that may involve inappropriate or improper conflicts of interests affecting them personally or affecting other employees or those with whom we do business, as described under "How to Report Your Concerns."

- BUSINESS REFERRALS. A conflict of interest could arise if an employee of the Company, an immediate family member, or close personal friend has a substantial financial or other personal stake in a company that transacts business with us. Employees should not use their position with the Company to influence the negotiation, bidding, or selection process of these business transactions. Employees in a potential conflict of interest situation should disclose the relationship or interest to and seek guidance from their supervisors. In certain circumstances, the employee and his or her supervisor will need to seek the prior written authorization of the Chief Executive Officer or Chief Financial Officer. In similar circumstances, our executive officers shall disclose such interest to and obtain the approval of our Audit Committee. In considering whether to approve the business transaction, we may take into account whether there is a likelihood that the relationship will improperly influence the decision to do business with the company and whether we would have a valid business reason to do business with the company if the relationship did not exist.

- PERSONAL INVESTMENTS. Generally, our employees must avoid investments in other companies with which we do business (or that are our competitors) if these investments could create the fact or appearance of a conflict of interest. Investing in less than five percent in publicly traded securities of other companies is generally not prohibited so long as there is no violation of our policy relating to trading while in possession of material nonpublic information about other companies. Employees desiring to invest in more than five percent in publicly traded securities of other companies must first disclose such proposed investment to his or her supervisor and obtain the prior written authorization of the Chief Executive Officer or Chief Financial Officer. Our executive officers shall disclose the proposed investment to and obtain the approval of our Audit Committee.

- CORPORATE OPPORTUNITIES. Employees must also refrain from purchasing property or otherwise taking for themselves personally a business opportunity that they learn about through their employment with us or use of the Company's information.

- PROHIBITED COMPETITION. Employees may not compete with us during the term of their employment, and may not initiate any steps to compete with us while still employed by the Company.

- OUTSIDE COMPENSATION AND ACTIVITIES. While employed by us, our employees must not work for or seek or accept personal payments from any customer, supplier, competitor, distributor, reseller, or other business partner of the Company, except as approved in writing by an authorized officer of the Company. Trade secrets and other nonpublic know-how and information learned at the Company must not be used in activities outside the Company or in other ways that could harm our business.

- OUTSIDE BOARD SERVICE. Employees are required to obtain prior written authorization from the Company for service as a director, general partner, manager, officer, or similar position with any privately-held or public business entity or as an appointee to any kind of governmental or quasi-governmental agency or body. Service solely as a director or trustee of nonprofit corporations engaged in charitable activities does not require approval unless that activity could involve improper conflicts of interest.

- GIFTS AND GRATUITIES. Our employees must not seek or accept gifts or gratuities in the form of services or other items of value from our customers, other business partners, or other parties with whom the Company contracts. Our employees must not offer or give anything of value that could be or appear to be a bribe or otherwise illegal payment. These prohibitions do not apply to items of truly nominal value such as generally free promotional items, assuming these items are not otherwise prohibited by applicable law or custom. Employees should never accept anything that would appear to create a conflict of interest. In the unusual situation where refusal to accept a true gift might hurt our business, be sure to consult the appropriate officer or manager of the Company concerning the proper means of resolving the situation.

- BUSINESS ENTERTAINMENT. Extending or accepting invitations to reasonable meal, public event, and similar


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business  activities  incurred  for  bona  fide  business purposes are generally acceptable, assuming the costs are not disproportionate to the business purpose and otherwise do not create the fact or appearance of a conflict of interest.
Our employees are expected to avoid sponsoring or accepting invitations to highly expensive events funded with corporate funds or personal celebrations such as birthday parties with costs paid with corporate funds at which the business purpose may appear incidental. Attending entertainment events which may appear contrary to professional standards of conduct should be avoided. Government officials should not be invited to entertainment events without first assuring that appropriate management of the Company approves the invitation and confirms that it is not prohibited by law.

- TRAVEL. Employees are expected to comply with the Company's travel policies in effect from time to time. We expect that all travel-related expenses must be used, accurately reported, and recorded in compliance with these policies. If these expenses are to be paid by a customer or other business partner of ours, or if you wish to pay the expenses of your customer or other business contact, or any representative of a government agency, traveling to our location, your manager or one of our officers must approve these in advance.

LEGAL  COMPLIANCE  GENERALLY

We expect our employees to be committed to pro-active compliance with all applicable laws and regulations affecting the Company and its business. In addition to the laws referred to elsewhere in this Code:

- GENERAL STANDARD OF COMPLIANCE. Our employees must comply with all applicable laws and regulations in every location in which we conduct our business. Competitive factors, personal goals, and pressure from supervisors, customers, or others shall never be an acceptable excuse for violating applicable laws.

- PROHIBITED CORRUPT PRACTICES. The Company must comply with the United States Foreign Corrupt Practices Act and other anti-corruption laws that apply wherever we do business. Our employees and agents must not directly or indirectly offer or make a corrupt payment to any domestic or foreign government officials or employees of enterprises owned or controlled by a government agency. Our employees must not engage in any form of fraud, including but not limited to embezzlement, theft, hiding, or misuse of Company assets, or falsification of records.

- PROHIBITED POLITICAL CONTRIBUTIONS. Unless first approved by an executive officer of the Company, none of our employees shall contribute in the Company's name or on the Company's behalf, any cash, services, or property of any kind for or in support of any political candidate, committee, initiative, or activity. No lobbying efforts or contracts shall be undertaken in the Company's name or on the Company's behalf without the prior approval of the Chief Financial Officer or the Legal Department.

- IMPORT AND EXPORT RESTRICTIONS. The Company and its employees must comply with applicable restrictions under domestic and foreign laws relating to importing or exporting technology, products, services, or regulated information. Employees who travel on Company business to foreign countries are expected to know and abide by applicable import/export and similar restrictions.

- ENVIRONMENTAL LAWS. We respect the policies and requirements of domestic and foreign laws aimed at protecting the environment. We expect a commitment from our employees to report appropriately any violations of environmental laws and any exposure to hazardous materials or substances which are not being handled or disposed of properly.

- INTELLECTUAL PROPERTY LAWS. We expect our employees to conduct our business and use our business systems and facilities in ways which avoid any violations of copyright, trademark, service mark, patent, trade secret, or other intellectual property rights held by third parties.

- SOFTWARE DEVELOPMENT. Our software products must be free and clear of any improper copying or unauthorized use of software code or confidential information owned by third parties. It is against Company policy to intentionally adopt the "look and feel" of software or other products of third parties. Our employees engaged in the development, implementation, and maintenance of our software must avoid any actions that would impair our rightful ownership of our software or our reputation for providing reliable, proprietary software products.


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
CODE  OF  ETHICAL  CONDUCT  FOR  FINANCIAL  MANAGERS

- Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships;

- Provide constituents with information that is accurate, complete, objective, relevant, timely, and understandable to ensure full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to the SEC and other government agencies, and disseminates in other public communications;

- Comply with rules and regulations of federal, state, provincial, and local governments, and other appropriate private and public regulatory agencies;

- Act in good faith, responsibly, with due care, competence, and diligence, without misrepresenting material fads or allowing his or her independent judgment to be subordinated;

- Respect the confidentiality of information acquired in the course of his or her work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of his or her work is not used for personal advantage;

- Share knowledge and maintain skills important and relevant to their constituents' needs;

- Proactively promote ethical behavior as a responsible partner among peers in the work environment and community; and

- Achieve responsible use of and control over all assets and resources employed or entrusted to him or her.

OUR  COMMUNITIES

We respect our employees' involvement in the community, charity, and political activities and causes they may choose, so long as these activities do not interfere with job responsibilities to us. No employee may represent that the employee's views or activities represent the Company. Our employees must not engage in any unwanted solicitations or pressure toward other employees relating to charitable, religious, or political causes.

WAIVERS  REQUESTED  BY  OUR  OFFICERS  AND  DIRECTORS

This Code applies to our officers as well as to our employees generally. Our directors are also expected to abide by the principles of this Code, within the scope of their duties as directors, as if they were employees of the Company. Any waiver of this code of conduct for any individual officer or director of the Company must be approved, if at all, in advance by a majority of the independent directors serving on our board of directors. Any such waivers granted will be publicly disclosed in accordance with applicable rules, regulations, and listing standards.

ADOPTION

This Code is adopted effective immediately and applies to all employees, officers, and directors of Charys Holding Company, Inc. worldwide, including direct and indirect subsidiaries.

Attachment:
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Reporting  Financial  Integrity  Concerns

                          CHARYS HOLDING COMPANY, INC.
                     REPORTING FINANCIAL INTEGRITY CONCERNS

Effective  June  21,  2006

If you have concerns about accounting, internal accounting controls, SEC, or auditing matters relating to our company, you may contact the company's audit committee of our board of directors directly. Enquiries or communications should be made in writing and mailed to:

Chairman of the Audit Committee
Charys Holding Company, Inc.
1117 Perimeter Center West, Suite N-415
Atlanta, Georgia 30338

You may also raise your concerns by sending an email to Charys Holding Company, Inc.'s Audit Committee at the following email address:
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